Exhibit 99.1

Seneca Foods Reports Sales and Earnings for the Six Months Ended October 1, 2022

FAIRPORT, N.Y. November 9, 2022 -- Seneca Foods Corporation (NASDAQ: SENEA, SENEB) today announced financial results for the second quarter and six months ended October 1, 2022.

Executive Summary (vs. year-ago, second quarter results):

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Net sales for the second quarter of fiscal 2023 totaled $439.8 million compared to $372.3 million for the second quarter of fiscal 2022. The year-over-year increase of $67.5 million is mostly from higher selling prices/improved sales mix.

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Gross margin as a percentage of net sales for the three months ended October 1, 2022 was 9.5% as compared to 11.5% in the prior year. The year-over-year decrease is mainly due to a $20.4 million increase in the LIFO charge.

“Inflation continues to have an impact on our reported earnings as a non-cash pre-tax LIFO charge of $29.2 million was incurred in the 3 months ended October 1, 2022," said Paul Palmby, President and Chief Executive Officer of Seneca Foods. “However, through cost mitigation and needed pricing advances reflecting the reality of persistent inflationary pressure, we have been able to minimize the impact on our results.  In addition, with a successful raw product pack season, inventory levels are sufficient to fully support customer needs.”

Executive Summary (vs. year-ago, year-to-date results):

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Net sales for the six months ended October 1, 2022 totaled $705.0 million compared to $607.3 million for the six months ended October 2, 2021. Of the $97.7 million year-over-year increase in net sales, $88.6 million resulted from higher selling prices/improved sales mix and $9.1 million from increased sales volume.

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Gross margin as a percentage of net sales for the six months ended October 1, 2022 was 9.2% as compared to 12.6% in the prior year. The year-over-year decrease is mainly due to a $36.8 million increase in the LIFO charge.

About Seneca Foods Corporation

Seneca Foods is one of North America’s leading providers of packaged fruits and vegetables, with facilities located throughout the United States. Its high quality products are primarily sourced from over 1,400 American farms and are distributed to over 80 countries. Seneca holds a large share of the market for retail private label, food service, restaurant chains, international, contracting packaging, industrial, chips and cherry products.  Products are also sold under the highly regarded brands of Libby’s®, Aunt Nellie’s®, Green Valley®, CherryMan®, READ®, and Seneca labels, including Seneca snack chips.  Seneca’s common stock is traded on the Nasdaq Global Select Market under the symbols “SENEA” and “SENEB”. SENEA is included in the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

Non-GAAP Financial Measures

Adjusted net earnings is calculated on a FIFO basis and excludes the impact of the Company’s loss on equity investment. The Company believes this non-GAAP financial measure provides for a better comparison of year over year operating performance. The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP. Set forth below is a reconciliation of reported net earnings to adjusted net earnings.

	Three Months Ended		Six Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Earnings before income taxes, as reported	$20,993	$15,239	$27,725	$33,844
LIFO charge	29,210	8,802	48,435	11,639
Loss on equity investment	-	7,619	-	7,775
Adjusted earnings before income taxes	50,203	31,660	76,160	53,258
Income taxes at effective tax rates	11,748	7,535	17,821	12,675
Adjusted net earnings	$38,455	$24,125	$58,339	$40,583

Set forth below is a reconciliation of reported net earnings to EBITDA and FIFO EBITDA (earnings before interest, income taxes, depreciation, amortization and non-cash charges related to the LIFO inventory valuation method). The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

	Three Months Ended		Six Months Ended
EBITDA and FIFO EBITDA:	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
	(In thousands)

Net earnings	$16,131	$11,654	$21,234	$25,790
Income tax expense	4,862	3,585	6,491	8,054
Interest expense, net of interest income	2,370	1,336	3,760	2,678
Depreciation and amortization	10,056	9,110	19,844	17,691
Interest amortization	(61)	(61)	(121)	(121)
EBITDA	33,358	25,624	51,208	54,092
LIFO charge	29,210	8,802	48,435	11,639
FIFO EBITDA	$62,568	$34,426	$99,643	$65,731

Forward-Looking Information

This release contains “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments, and results and do not relate strictly to historical facts. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and may contain the words "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "seeks," "should," "likely," "targets," "may", "can" and variations thereof and similar expressions. Forward-looking statements are subject to known and unknown risks, uncertainties, and other important factors that could cause actual results to differ materially from those expressed. We believe important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following:

●	the effects of rising costs and availability of raw fruit and vegetables, steel, ingredients, packaging, other raw materials, distribution and labor;

●	crude oil prices and their impact on distribution, packaging and energy costs;

●	an overall labor shortage, ability to retain a sufficient seasonal workforce, lack of skilled labor, labor inflation or increased turnover impacting our ability to recruit and retain employees;

●	climate and weather affecting growing conditions and crop yields;

●	our ability to successfully implement sales price increases and cost saving measures to offset cost increases;

●	the loss of significant customers or a substantial reduction in orders from these customers;

●	effectiveness of our marketing and trade promotion programs;

●	competition, changes in consumer preferences, demand for our products and local economic and market conditions;

●	the impact of a pandemic on our business, suppliers, customers, consumers and employees;

●	unanticipated expenses, including, without limitation, litigation or legal settlement expenses;

●	product liability claims;

●	the anticipated needs for, and the availability of, cash;

●	the availability of financing;

●	leverage and the ability to service and reduce debt;

●	foreign currency exchange and interest rate fluctuations;

●	the risks associated with the expansion of our business;

●	the ability to successfully integrate acquisitions into our operations;

●	our ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption;

●	other factors that affect the food industry generally, including:

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recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products;

■	competitors’ pricing practices and promotional spending levels;

■	fluctuations in the level of our customers’ inventories and credit and other business risks related to our customers operating in a challenging economic and competitive environment; and

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the risks associated with third-party suppliers, including the risk that any failure by one or more of our third-party suppliers to comply with food safety or other laws and regulations may disrupt our supply of raw materials or certain finished goods products or injure our reputation; and

●	changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including environmental and health and safety regulations.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this report or to reflect the occurrence of unanticipated events.

Contact:

Timothy J. Benjamin, Chief Financial Officer

585-495-4100

Seneca Foods Corporation
Unaudited Selected Financial Data

For the Periods Ended October 1, 2022 and October 1, 2021
(In thousands of dollars, except share data)

	Three Months Ended		Six Months Ended
	October 1,	October 2,	October 1,	October 2,
	2022	2021	2022	2021

Net sales	$439,842	$372,256	$705,035	$607,298

Other operating (income) expense, net (note 2)	$(537)	$1,773	$(2,532)	$395

Operating income (note 1)	$21,836	$21,819	$28,432	$39,546
Loss from equity investment	-	7,619	-	7,775
Other non-operating income	(1,527)	(2,375)	(3,053)	(4,751)
Interest expense, net	2,370	1,336	3,760	2,678
Earnings before income taxes	$20,993	$15,239	$27,725	$33,844

Income tax expense	4,862	3,585	6,491	8,054

Net earnings	$16,131	$11,654	$21,234	$25,790

Basic earnings per common share	$2.05	$1.32	$2.64	$2.88
Diluted earnings per common share	$2.03	$1.31	$2.62	$2.86

Note 1:

The effect of the LIFO inventory valuation method on the second quarter pre-tax results decreased operating earnings by $29.2 million the three month periods ended October 1, 2022 and October 1, 2021, respectively. The effect of the LIFO inventory valuation method on YTD six month pre-tax results decreased operating earnings by $48.4 million and $11.6 million for the six month periods ended October 1, 2022 and October 2, 2021, respectively.

Note 2:

The Company had net other operating income of $0.5 million during the three months ended October 1, 2022, which was driven primarily by a true-up of the supplemental early retirement plan accrual partially offset by a loss on the sale of various fixed assets. During the three months ended October 2, 2021, the Company had net other operating expense of $1.8 million, driven mostly by a charge for a supplemental retirement plan partially offset by a gain on the sale of a facility and various other fixed assets. During the six months ended October 1, 2022, the Company had net other operating income of $2.5 million, which was driven primarily by a gain on the sale of the Company’s western trucking fleet amongst other fixed assets and a true-up of the supplemental early retirement plan accrual. During the six months ended October 2, 2021, the Company had net other operating expense of $0.4 million, driven mostly by a charge for a supplemental early retirement plan offset by a gain on the sale of an aircraft.

Note 3:	The Company used the “two-class” method for basic earnings per share by dividing the earning attributable to common shareholders by the weighted average of common shares outstanding during the period.

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